Exhibit 23.2
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in Registration Statement No. 333-149837 of Oncothyreon Inc. on Form S-3, Registration Statement Nos. 333-167302 and 333-162640 of Oncothyreon Inc. on Form S-8, and Registration Statement Nos. 333-146964 and 333-146966 of Biomira Inc. on Form S-8 of our reports dated March 14, 2011, relating to the consolidated financial statements of Oncothyreon Inc., and the effectiveness of internal control over financial reporting of Oncothyreon Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2010.
/s/ Ernst & Young LLP
Seattle, Washington
March 14, 2011